UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 16, 2018

Forterra, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor, Irving, TX	75062
(Address of Principal Executive Offices)	(Zip Code)

(469) 458-7973
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 16, 2018, Forterra, Inc. (the “Company”) entered into a letter agreement with Rich Hunter in respect of Mr. Hunter’s service as the Company’s Chief Operating Officer beginning on or about June 4, 2018.
Pursuant to the letter agreement, Mr. Hunter’s annual base salary will be $365,000. Mr. Hunter also will be eligible to earn an annual cash performance under the Company’s annual bonus plan at a target level of 72.5% of his base salary, but not to exceed 145% of his base salary, with the actual amount based on the achievement of certain performance targets, which will be 40% based on the Company’s financial performance and 60% based on individual goals set by management.
The letter agreement also provides that the Company’s management will recommend to the Compensation Committee of the Board of Directors (the “Committee”) that it approve an initial equity award to Mr. Hunter under the Company’s 2016 Stock Incentive Plan as soon as practicable following the commencement of employment with an aggregate target value of $375,000. Subject to Committee approval, the award will be subject to vesting consistent with that of awards granted to the Company’s similarly leveled executive officers.
If Mr. Hunter’s employment is terminated without Cause or as a result of his resignation with Good Reason, each as defined in the letter agreement, Mr. Hunter will be entitled to (i) receive his base salary for a period of six months following termination, (ii) in the event Mr. Hunter has not secured other employment after six months following termination, up to another six months of base salary, provided that such continuation pay will cease if Mr. Hunter secures employment during such additional six month period, (iii) a pro-rated annual bonus for the period actively employed in the year of termination, and (iv) COBRA continuation at applicable rates for so long as Mr. Hunter is receiving salary continuation. In the event of death or disability, Mr. Hunter or his estate will be entitled to a pro-rated annual bonus for the year of termination.
Mr. Hunter’s employment is conditioned upon his execution of an agreement covering protection of confidential information, assignment of intellectual property and other restrictive covenants in a form acceptable to the Company, including non-competition and non-solicitation agreements that would apply during the term of employment and for a period of not less than twelve months after the termination of his employment.
The foregoing summary of Mr. Hunter’s letter agreement is not complete and is qualified in its entirety by reference to the complete text of the letter agreement, a copy of which is filed herewith as exhibit 99.1 and incorporated herein by reference.
Mr. Hunter, age 56, served as Executive Vice President, Lean Manufacturing - Electrical Products for Trinity Industries, Inc., a diversified industrial company providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, from September 2016 through May 2018, where he previously served as President, Parts & Components, LLC from January 2016 to August 2016 and as Vice President and Chief Manufacturing Officer from June 2013 to December 2016. Prior to joining Trinity Industries, Mr. Hunter served as Vice President, Crane Business System at Crane Corporation, a diversified industrial manufacturing firm, as Vice President, Global Operations of Terex Corporation, a global manufacturer of lifting and material handling solutions, and Vice President of Operations, Tool Group Division for Danaher Corporation, a global manufacturer and service provider to professional, medical and industrial customers. Early in his career, Mr. Hunter rose through various roles of increasing responsibility first at General Motors Corporation and later at Delphi Corporation, a global automotive components manufacturer. Mr. Hunter holds a Masters of Business Administration, Operations and Strategic Planning from Purdue University, a Master’s in Manufacturing Management from Kettering University and a Bachelor of Science in Mechanical Engineering from Michigan State University.
Mr. Hunter does not have any family relationship with any of the Company’s executive officers or directors, nor has he engaged in any related party transaction with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

99.1	Letter agreement by and between Forterra, Inc. and Rich Hunter dated as of May 16, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne
Lori M. Browne
Executive Vice President, General Counsel and Secretary
Date: May 22, 2018